Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-180552, 333-187021, 333-204867, 333-210820, 333-217022, 333-221546, 333-223839, 333-231442, 333-236028, 333-253972, 333-255740, 333-264974 and 333-278082) pertaining to the 2008 Share Incentive Plan of Gilat Satellite Networks Ltd. of our reports dated March 27, 2025 (except for the change in segment reporting disclosed in Notes 1(f), 7, and 15, as to which the date is August 28, 2025), with respect to the consolidated financial statements of Gilat Satellite Networks Ltd., and the effectiveness of internal control over financial reporting of Gilat Satellite Networks Ltd. included in this Current Report on Form 6-K dated August 28, 2025.

Tel-Aviv, Israel August 28, 2025	/s/ KOST, FORER, GABBAY & KASIERER A member of EY Global